News Release
Contact:	Thomas Joyce, Public Relations (612) 303-3167 Judith T. Murphy, Investor Relations (612) 303-0783

U.S. BANCORP ISSUES STATEMENT IN RESPONSE TO INDEPENDENT FORECLOSURE REVIEW SETTLEMENT
AGREEMENT

MINNEAPOLIS (January 7, 2013) — U.S. Bancorp issued the following statement in response to this morning’s announcement from the OCC and the Federal Reserve regarding the Independent Foreclosure Review settlement agreement:

U.S. Bancorp has long been committed to sound modification and foreclosure practices. We have always regarded foreclosure as a last resort, and have helped thousands of borrowers over the past several years to stay in their homes through a variety of modification programs.

U.S. Bancorp’s share of the settlement will include a cash payment of $80 million (pretax), which is expected to reduce fourth-quarter 2012 earnings per share by approximately 3 cents. In addition, the settlement includes a commitment to provide approximately $128 million of mortgage assistance, such as loan modifications, which is covered by existing loan loss reserves.

We continue to support customers and stand ready to assist them.

U.S. Bancorp, with $352 billion in assets as of September 30, 2012, is the parent company of U.S. Bank, the fifth-largest commercial bank in the United States. The company operates 3,086 banking offices in 25 states and 5,080 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at www.usbank.com.

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